BURRIDGE FUNDS
                       BURRIDGE CAPITAL DEVELOPMENT FUND

                              AMENDED AND RESTATED
                         INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT, dated the ___day of December 1997, is made and entered into by and between BURRIDGE FUNDS, a Massachusetts business trust (the "Trust") on behalf of its series Burridge Capital Development Fund (the "Fund"), and THE BURRIDGE GROUP LLC, a Delaware limited liability company (the "Adviser").
                                     WITNESSETH:

     WHEREAS, the Fund is a series of the Trust, an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advisory services as an independent contractor; and

     WHEREAS, the Trust and the Fund desire to retain the Adviser as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Adviser desires to furnish said advice and services; and

     WHEREAS, this Agreement amends, restates, and supersedes the Investment Advisory Agreement dated December 31, 1996, between the Trust and the Adviser.


     NOW, THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust appoints the Adviser to act as manager and investment adviser to the Fund, for the period and on the terms herein set forth. The Adviser accepts that appointment and agrees to provide the services set forth in this Agreement, for the compensation herein provided.

     2.   SERVICES OF ADVISER.

          (a) The Adviser shall manage the business and affairs of the Fund and the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of trustees of the Trust, for the period and on the terms set forth in this Agreement. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Trust's Agreement and Declaration of Trust, bylaws and registration statements under Actthe 1940 Act and the Securities Act of 1933 (the "1933 Act"), and to the provisions of the Internal Revenue Code applicable to the Trust as a regulated investment company. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Fund in any way.

          (b) The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Section 6 hereof. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available for any transaction. The Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).

          (c) To the extent contemplated by the Trust's registration statement under the 1933 Act, in evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Adviser (or an affiliate of the Adviser) exercises investment discretion. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and subject to seeking the most favorable combination of net price and execution available, the Adviser may consider sales of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

     3. ENGAGEMENT OF SUB-ADVISER. The Adviser may, at the Adviser's expense, engage one or more sub-advisers (the "Sub-Adviser") to assist the Adviser in the performance of its duties under this Agreement. The Sub-Adviser shall be a registered investment adviser, and such engagement shall be pursuant to a written agreement (the "Sub-Advisory Agreement"). To the extent provided in the Sub-Advisory Agreement, the Sub-Adviser shall provide the same services to the Fund as those provided by the Adviser pursuant to Section 2 hereof. The Sub-Adviser shall be responsible for managing an allocated portion of the assets of the Fund, the size of such allocated portion to be determined in the Adviser's sole discretion; provided, however, that the Adviser may not allocate all of the assets of the Fund to the Sub-Adviser.

     4. SERVICES OTHER THAN AS ADVISER. The Adviser (or an affiliate of the Adviser) may act as broker for the Trust in connection with the purchase or sale of securities by or to the Trust if and to the extent permitted by procedures adopted from time to time by the board of trustees of the Trust. Such brokerage services are not within the scope of the duties of the Adviser under this Agreement, and, within the limits permitted by law and the trustees, the Adviser (or an affiliate of the Adviser) may receive brokerage commissions, fees or other remuneration from the Trust for such services in addition to its fee for services as Adviser. Within the limits permitted by law, the Adviser may receive compensation from the Trust for other services performed by or for the Trust which are not within the scope of the duties of the Adviser under this Agreement.

     5. EXPENSES TO BE PAID BY THE ADVISER. The Adviser shall furnish, at its own expense, office space to the Trust and all necessary office facilities, equipment, and personnel for managing the assets of the Fund, providing shareholder servicing and providing general administrative services to the Fund and to the Trust. The Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Fund, all Sub-Adviser fees, all expenses of marketing shares of the Fund, all compensation of trustees who are "interested persons" of the Trust as defined in the 1940 Act and all expenses incurred in connection with their services to the Trust.

     6. EXPENSES TO BE PAID BY THE TRUST. The Trust shall assume and pay all other costs and expenses not specifically assumed by the Adviser, including, but not limited to: (i) all accounting, auditing and legal services, clerical and statistical services, administrative costs; (ii) all costs attributable to shareholder and investor services relating to the Fund (including, without limitation, telephone and personnel expenses and the charges, if any, of third parties performing such services); (iii) all expenses of maintaining the registration of shares of the Fund under the 1933 Act and of qualifying and maintaining qualification of shares of the Fund under the securities laws of such United States jurisdictions as the Trust may from time to time reasonably designate; (iv) all expenses of determining daily price computations and performing related bookkeeping services; (v) all charges of depositories, custodians, and other agencies for the safekeeping and servicing of the Fund's cash, securities, and other property and of the Trust's transfer, dividend disbursing, and redemption agents and registrars, if any; (vi) insurance expenses; (vii) all expenses of publication of notices and reports to the Trust's shareholders; (viii) all expenses of proxy solicitations of the Trust or its board of trustees; (ix) all expenses of maintaining the Trust's existence and maintaining the registration of the Trust under the 1940 Act; (x) all fees and expenses incurred in connection with the services to the Trust of trustees who are not "interested persons" of the Trust as defined in the 1940 Act; (xi) the compensation to the Adviser provided in Section 7 hereof; (xii) all taxes and fees payable to federal, state, or other governmental agencies, domestic or foreign; (xiii) all stamp or other transfer taxes; (xiv) all interest charges; and (xv) any extraordinary costs or expenses such as legal, accounting, or other costs or expenses not incurred in the course of the Trust's ongoing operation. In addition to the payment of the foregoing expenses the Trust shall also pay all brokers' commissions and other portfolio transaction costs. Any expenses borne by the Trust that are attributable solely to the organization, operation or business of the Fund are charged against the Fund. Other expenses of the Trust are allocated among its portfolios on a reasonable basis as determined by the Trust's board of trustees.

     7. COMPENSATION OF ADVISER. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay out of Fund assets to the Adviser a fee, accrued daily and paid monthly, at the annual rate of (i) 1.25% of the first $500 million of the Fund's average daily net assets; (ii) 1.10% of the Fund's average daily net assets in excess of $500 million and less than $1 billion; and (iii) 1.00% of the average daily net assets of $1 billion or more. The fee payable hereunder shall be reduced proportionately during any month in which this Agreement is not in effect for the entire month. The fee for each calendar month or portion thereof shall be payable on the first business day of the next month.

     8. SERVICES OF ADVISER NOT EXCLUSIVE. The services of the Adviser to the Trust hereunder are not exclusive, and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

     9. LIABILITY OF ADVISER. The Adviser shall not be liable to the Trust or its shareholders for any loss suffered by the Trust or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees, or agents of the Adviser, in connection with, pursuant to or arising out of this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of such obligations and duties under this Agreement.

     10. LIABILITY OF TRUST. The obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust of the Trust.

     11. USE OF ADVISER'S NAME. The Trust may use the name "Burridge Funds" or any other name derived from the name "Burridge," only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will (by amendment of its Agreement and Declaration of Trust, if necessary) cease to use any name derived from the name "Burridge," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser, or with any organization which shall have succeeded to the Adviser's business as investment adviser. The consent of the Adviser to the use of such name by the Trust shall not prevent the Adviser's permitting any other enterprise, including another investment company, to use such name or names.

     12.  DURATION AND RENEWAL.

          (a) Unless sooner terminated in accordance with Section 13 hereof, this Agreement shall continue in effect until December ___, 1999, and thereafter from year to year only so long as such continuance is specifically approved at least annually by (a) a majority of those trustees who are not interested persons of the Trust or of the Adviser, voting in person at a meeting called for the purpose of voting on such approval, and (b) either the board of trustees of the Trust or a vote of the holders of a majority of the outstanding shares of the Fund (which term as used throughout this Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in Section 2(a)(42) of the 1940 Act).

          (b) Any approval of this Agreement by the holders of a majority of the outstanding shares of the Fund shall be effective to continue this Agreement notwithstanding that it has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

     13. TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by the board of trustees of the Trust, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

     14. AMENDMENT. This Agreement may not be amended without the affirmative vote of (a) a majority of those trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust and (b) the holders of a majority of the outstanding shares of the Fund.

     15. GOVERNING LAW. The terms and provisions of this Agreement shall be interpreted under and governed by the law of the State of Illinois.

     16. RESTATEMENT OF PRIOR AGREEMENT. This Agreement amends, restates, and supersedes in its entirety the Investment Advisory Agreement dated December ___, 1996 between the Trust and the Adviser.

     175. NOTICES. Any notices and communications required hereunder shall be in writing and shall be deemed given when delivered in person or when sent by first-class, registered or certified mail to the Adviser at 115 South LaSalle Street, Chicago, Illinois 60603 and to the Fund at 115 South LaSalle Street, Chicago, Illinois 60603, or at such address as either party may from time to time specify by notice to the other.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

BURRIDGE FUNDS, on behalf of                 THE BURRIDGE GROUP LLC
BURRIDGE CAPITAL DEVELOPMENT FUND



By:                                           By:
     -----------------------                      -----------------------
     Kenneth M. Arenberg                          Richard M. Burridge
     President                                    Chairman